                                                                  Exhibit 99.(m)

                                FFTW FUNDS, INC.
                              INVESTOR CLASS SHARES

                        PLAN OF DISTRIBUTION PURSUANT TO
               RULE 12B-1 UNDER THE INVESTMENT COMPANY ACT OF 1940

     WHEREAS, FFTW Funds, Inc. ( the "Fund") is registered under the Investment
Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and offers for sale to the public shares of common stock;
and

     WHEREAS, the Fund desires to adopt a Plan of Distribution pursuant to Rule
12b-1 under the 1940 Act (the "12b-1 Plan") applicable to the Investor Class
Shares of each Portfolio of the Fund (each a "Portfolio"; collectively, the
"Portfolios") listed on Schedule A hereto, each a series of shares of the Fund;

     WHEREAS, the Fund has entered into a Distribution Agreement ("Distribution
Agreement") with Quasar Distributors LLC ("Distributor"), pursuant to which
Distributor has agreed to serve as Distributor for the various series and classes of shares of the Fund during the continuous offering of its shares; and

     NOW, THEREFORE, the Fund hereby adopts this 12b-1 Plan with respect to the
Investor Class Shares of the Fund in accordance with Rule 12b-1 under the 1940
Act.

I.   COMPENSATION

     A. Each Portfolio is authorized to pay to Distributor, as compensation for
Distributor's services as Distributor of the Investor Class Shares of the
Portfolio, and to other broker-dealers who have entered into an Authorized
Dealer Agreement with Distributor, as compensation for distribution-related services for each of the Portfolio's Investor Class Shares, a distribution fee at the rate not to exceed 0.25% on an annualized basis of the average daily net assets of each of the Portfolio's Investor Class Shares. This fee shall be calculated and accrued daily and paid monthly or at such other intervals as the
Fund and the Distributor agree.

     B. The Fund may pay a distribution fee to Distributor or others at a rate that is lower than the maximum rate specified in Section I.A. of this 12b-1
Plan, as determined by the Fund and as approved in the manner specified in
Section IV.B. of this 12b-1 Plan.

     The amount of the fees payable by the Portfolios to Distributor or others under Section I.A hereof and the Distribution Agreement is not related directly to expenses incurred by Distributor or others on behalf of the Portfolio in serving as Distributor of the Investor Class Shares. Section II of this 12b-1
Plan and the Distribution Agreement do not obligate the Fund to reimburse
Distributor or others for such expenses. If the distribution expenses with respect to the Investor Class Shares of the Portfolios exceed the fee set forth above, the Portfolios will not pay Distributor or others any additional fees.
Conversely, if such expenses of Distributor or others are less than the fee set forth above, then the other party shall be entitled to keep any excess fee.

     The fee set forth in Section 1.A. of this 12b-1 Plan may be paid by the
Portfolios to Distributor or to another entity unless and until the 12b-1 Plan is terminated or not renewed with respect to the

Investor Class Shares. If the 12b-1 Plan is terminated or not renewed with respect to the Investor Class Shares, any distribution expenses incurred by
Distributor or any other entity on behalf of the Investor Class Shares of the
Portfolios in excess of the payments of the fees specified in Section 1.A.
hereof which Distributor or such other entity has received or accrued through the termination date are the sole responsibility and liability of Distributor or such other entity, and are not obligations of the Fund.

II.  DISTRIBUTION EXPENDITURES

     Each Portfolio may pay to the Distributor or others such amounts as the
Fund deems appropriate on any activities or expenses primarily intended to result in the sale of the Investor Class Shares of that Portfolio, including, but not limited to: (a) compensation to employees of Distributor; (b)
compensation to and expenses, including overhead and telephone expenses, of
Distributor, other selected broker-dealers and other institutions who engage in or support the distribution of shares; (c) the costs of printing and distributing prospectuses, statements of additional information and annual and interim reports of the Fund for other than existing shareholders; (d) the costs of preparing, printing and distributing sales literature and advertising materials; (e) expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine, and other mass media advertising;
and (f) the costs of building and maintaining a database of prospective shareholders and of obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the
Fund may, from time to time, deem advisable.

III. REPORTS

     Distributor shall provide to the Board of Directors of the Fund (the
"Board") and the Board shall review, at least quarterly, a written report of the amounts expended by Distributor and others with respect to the Investor Class
Shares of the Portfolios under this 12b-1 Plan and the Distribution Agreement and the purposes for which such expenditures were made.

     For purposes of this 12b-1 Plan, "Distribution Activities" shall mean any activities in connection with the performance by Distributor or others of activities under this 12b-1 Plan or by Distributor of its obligations under the
Distribution Agreement, including activities that may be deemed to be "Service
Activities." "Service Activities" shall mean activities in connection with the provision by Distributor or another entity of personal services within the meaning of the definition of "service fee" for purposes of Rule 2830(b) of the
Conduct Rules of the National Association of Securities Dealers, Inc. Overhead
and other expenses of Distributor related to its Distribution Activities, including telephone and other communications expenses, may be included in the information regarding amounts expended for "Distribution activities."

IV.  TERM

     This 12b-1 Plan shall not become effective unless it first has been approved:

     A.   by a vote of at least a majority of the outstanding voting securities of the Investor Class Shares of the Portfolios (which may consist of the initial sole shareholder); and

     B.   by votes of a majority of both: (a) the Board; and (b) those Directors of the Fund who are not "interested persons" of the Fund and have no direct or indirect financial interest in the operation of this 12b-1
          Plan or any agreements related thereto (the "Independent Directors"), cast in person as a meeting called for the purpose of voting on such

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          approval; and until the Directors who approve the 12b-1 Plan's taking effect with respect to the Investor Class Shares of the Portfolios have reached the conclusion, in light of their fiduciary duties and exercising reasonable business judgment, that there is a reasonable likelihood that the 12b-1 Plan will benefit the Fund and its shareholders, as required by Rule 12b-1(e) under the 1940 Act.

     If approved as set forth above, this Plan shall continue thereafter in full force and effect with respect to the Investor Class Shares of the Portfolios for so long as such continuance is specifically approved at least annually in the manner provided for approval of this 12b-1 Plan in this Section IV.B.

V.   TERMINATION

     This 12b-1 Plan may be terminated at any time without penalty by vote of a majority of the Independent Directors or by vote of a majority of the outstanding voting securities of the Investor Class Shares of the Portfolios.

VI.  AMENDMENTS

     This 12b-1 Plan may not be amended to increase materially the amount of fees provided for in Section I hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Investor Class
Shares of the Portfolios, and may not be amended in any other material respect unless approved in the manner provided for approval and annual renewal in
Section IV.B. hereof.

VII. INDEPENDENT DIRECTORS

     While this 12b-1 Plan is in effect, the selection and nomination of the
Independent Directors shall be committed to the discretion of the Independent
Directors.

VIII. DEFINITIONS

     As used in this 12b-1 Plan, the terms "majority of the outstanding voting securities" and "interested person" shall have the same meaning as those terms have in the 1940 Act.

IX.  RECORDS

     The Fund shall preserve copies of this 12b-1 Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section III hereof for a period of not less than six (6) years from the date of this 12b-1
Plan, the first two years in an easily accessible place.

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X.   SEVERABILITY

     If any provision of this 12b-1 Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this 12b-1 Plan shall not be affected thereby.

     IN WITNESS WHEREOF, the Fund has executed this 12b-1 Plan on the day and year set forth below.

     Dated as of ___________, 2005.

                                       FFTW FUNDS, INC.

                                       By:
                                           -------------------------------------
                                       Name:
                                             -----------------------------------
                                       Title:
                                              ----------------------------------

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                                   SCHEDULE A
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                    PARTICIPATING PORTFOLIOS AS OF ____, 2005

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